Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President and Chief Financial Officer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Second Quarter 2005 Financial Results

Waltham, MA —August 5, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and six months ended June 30, 2005.

Second Quarter 2005 Results

The Company’s net loss for the three months ended June 30, 2005 was approximately $42,370,000, or $0.81 per diluted share, compared to a net loss of approximately $14,842,000, or $0.28 per diluted share, for the three months ended June 30, 2004.  The increased net loss for the three months ended June 30, 2005, compared to the three months ended June 30, 2004, was due primarily to a total of approximately $32.2 million of restructuring and asset impairment expenses recorded in connection with the Company’s strategic restructuring and refocusing announced on May 20, 2005, consisting of approximately $3.0 million of cash expenses principally for severance costs, and approximately $29.2 million of non-cash expenses related to certain purchase commitments and facility and inventory impairments.  Approximately $28.7 million of these total charges were recorded as restructuring and asset impairment expenses and approximately $3.5 million were recorded in cost of goods sold.  As a part of its strategic restructuring and refocusing, the Company is continuing the clinical development of its investigational compound, PPI-2458, and advancing its Direct Select™ drug discovery technology, while also continuing to seek a commercially acceptable marketing approval for Plenaxis® in Germany in collaboration with Schering AG.  As part of the strategic restructuring, the Company’s clinical development programs related to Plenaxis® and Apan™ were voluntarily curtailed or suspended and, consequently, the Company experienced lower spending levels in preclinical, clinical and manufacturing development activities related thereto.  Further, the Company also experienced a significant decrease in sales and marketing expenses due to the voluntary discontinuation of promotional activities related to Plenaxis® and the sale of Plenaxis® for new patients in the United States.

For the six months ended June 30, 2005, the net loss was approximately $54,715,000, or $1.04 per diluted share, compared to a net loss of approximately $30,222,000, or $0.58 per diluted share, for the six months ended June 30, 2004.  The net loss for the six months ended June 30, 2005 includes $32.2 million of restructuring and asset impairment expenses recorded during the second quarter, as discussed above.  At June 30, 2005, the Company had cash, cash equivalents and marketable securities of approximately $56,339,000, compared to approximately $83,349,000 at December 31, 2004.  The Company had approximately 79 employees at July 31, 2005, reflecting an approximate 60% reduction in headcount as a result of the strategic restructuring and refocusing.  The Company continues to expect that, as a result of the strategic restructuring, its annual cash utilization will decrease from its previous run rate of approximately $60.0 million per year to less than $30.0 million per year for 2006.  Accordingly, the Company expects that it should have available resources to allow it to pursue its remaining programs through approximately the second quarter of 2007, and possibly longer assuming receipt of marketing approval of Plenaxis® in Germany that is commercially acceptable to Schering AG, or the successful partnering of either its PPI-2458 program or its Direct Select™ drug discovery technology.  In addition, the Company is actively pursuing the sale of its corporate headquarters and research facility located in Waltham, Massachusetts.  In order to minimize disruption to its ongoing operations, the Company intends to lease-back a portion of laboratory and office space within this facility, which would result in a substantial reduction in its current occupancy and related facility costs.

Commenting on the Company’s second quarter results, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer, stated, “We are pleased with the progress we have made on our core programs following the difficult decision to restructure the Company during the second quarter.  We will continue to focus on concluding discussions with the German regulatory authorities regarding our application for approval of Plenaxis® in Germany and on advancing PPI-2458 in the clinic.  In addition, we intend to further enhance our Direct Select™ drug discovery technology and focus on potentially entering into partnerships relating to this technology.”

PPI-2458

The Company believes that, due to its antiproliferative and antiangiogenic activity, PPI-2458 has the potential to address large therapeutic areas and is currently in the process of establishing a long-term clinical development plan for this compound.  The Company is conducting a multi-center, Phase 1 dose-escalation trial in non-Hodgkin’s lymphoma and solid tumors for this novel oral compound.  This study is designed to assess the safety and tolerability of PPI-2458.  PPI-2458 has been shown in preclinical studies to inhibit methionine aminopeptidase type 2 (MetAP-2), an enzyme that has been shown to be highly expressed in several cancer types.  While only a small number of patients have been treated with PPI-2458 thus far, the Company has observed that, following oral dosing with PPI-2458, MetAP-2 is inhibited by this compound.  In addition to conducting a clinical study in cancer patients, the Company has also been conducting an extensive preclinical evaluation of the use of this compound for treating certain inflammatory and autoimmune disorders, including rheumatoid arthritis.

Additional information about the Company’s clinical trial for PPI-2458 can be accessed on the Internet at www.clinicaltrials.gov.

Direct Select™ Drug Discovery Technology

The Company continues to make significant progress on the development of Direct Select™, its novel drug discovery technology.  This progress includes solving many of the technical challenges associated with creating and screening ultra-large advanced combinatorial chemistry libraries.  The Company believes that Direct Select™, through the creation of these vast libraries of drug-like molecules, will allow the Company to more rapidly and directly identify orally available compounds with high affinity and specificity than has routinely been possible using traditional drug discovery methods.  During the second quarter of 2005, the Company screened its first 1.4 billion compound small molecule library against three target enzymes.  For the screening against each enzyme, a known inhibitor was spiked into the library at a concentration equivalent to a single library compound (1 in 1.4 billion).  Following the screenings of the library, the results showed that the known inhibitor for each enzyme was readily isolated and identified.  These results continue to demonstrate that the screening and enrichment process is highly effective in identifying novel drug-like molecules.  In addition, characterization of novel molecules isolated from the library during these screens is underway, with data for initial compounds showing activity in biochemical assays.  In a second application of the technology, the Company created a 10 million compound library that was structurally related to a recently published small molecule inhibitor of an enzyme using a strategy known in the industry as “lead explosion.”  Following the screening of this library, over three thousand hits were identified that were structurally related to the known lead, and contained many novel structures.  The activity of several of the novel compounds was confirmed in biochemical and cellular assays, and certain compounds were shown to have equivalent potency compared to the optimized lead from the literature.  These results validated many key aspects of the technology including the synthesis of the library, the ability to screen the library, and the speed with which novel, active compounds could be identified.  During the third quarter, the Company plans to generate an additional 1.4 billion compound library, expanding its library collection to approximately 3.5 billion structures, and to continue to test the ability of the technology to rapidly identify drug-like molecules.  As previously announced, the continued development and enhancement of Direct Select™ is a key part of the Company’s operating plan, and the Company continues to believe that this technology will be an important tool for the future of drug discovery and development.  The Company is in discussions regarding potential partnership opportunities for Direct Select™ and also intends to utilize this technology in identifying new compounds for internal development.

Plenaxis®

The Company continues to interact with the German Federal Institute for Drugs and Medical Devices (BfArM) regarding the Company’s Marketing Authorisation Application and expects a final decision by the end of the third quarter regarding a potential marketing approval for Plenaxis® in Germany.

The Company is continuing to make Plenaxis® available to those patients in the United States who were receiving the drug at the time of the Company’s announcement of its strategic restructuring in May 2005.  The Company is also exploring partnering opportunities regarding Plenaxis® in the United States.

Nasdaq National Market Listing

As previously disclosed, the Company has received a letter from The Nasdaq Stock Market notifying the Company that it had failed to meet the minimum bid price requirements.  If the bid price does not equal or exceed $1.00 for at least 10 consecutive business days during the subsequent 180 calendar day period following the date of the notice (by December 5, 2005), The Nasdaq Stock Market could take action seeking to delist the Company’s common stock from the

Nasdaq National Market.  Accordingly, the Company is evaluating the advisability of a reverse stock split of all outstanding shares of the Company’s common stock.

Conference Call

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at http://www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, August 12, 2005, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 353663.  This press release, including the financial results relating to PRAECIS’ second quarter, are also available on PRAECIS’ web site under “News Center.”

Third Quarter Results

The Company is planning to report third quarter 2005 results on November 4, 2005.  For information regarding live webcasts and investment community conference calls related to third quarter 2005 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS is also seeking approval to market Plenaxis® in the European Union.

About Plenaxis®

In the United States, Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.  For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the Plenaxis® User Safety (PLUS) Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s expected cash position and cash utilization through the second quarter of 2007, the planned sale of its corporate headquarters and research facility, the discontinuation of its promotion of Plenaxis® and sale of Plenaxis® for new patients in the United States, the expected timing for foreign regulatory approval of Plenaxis®, the Company’s plans for the continued clinical development of PPI-2458, and the development status and partnering plans for the Company’s Direct Select™ drug discovery technology.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or expected, including, but not limited to, the Company’s ability to manage operating expenses, unexpected expenditures, the timing and content of decisions made by German and other foreign regulatory authorities regarding Plenaxis®, including whether and when Plenaxis® receives marketing approval in Germany and various other European Member states and whether the label for Plenaxis® and other terms and conditions of any such approval are commercially acceptable to the Company’s European partner under its collaboration agreement with the Company, the performance of the Company’s European partner under its collaboration agreement with the Company, the Company’s ability to continue development of and successfully partner PPI-2458 and its Direct Select™ drug discovery technology, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005

Revenues:
Product sales	$645	$350	$1,056	$1,154
Licensing and other revenues	28	42	78	119
Total revenues	673	392	1,134	1,273

Costs and expenses:
Cost of goods sold	146	3,611	1,280	3,792
Research and development	7,760	6,276	15,675	13,559
Sales and marketing	5,181	2,128	9,424	5,785
General and administrative	2,401	1,989	5,178	3,967
Restructuring and asset impairment	—	28,680	—	28,680
Total costs and expenses	15,488	42,684	31,557	55,783

Operating loss	(14,815)	(42,292)	(30,423)	(54,510)

Interest (expense) income, net	(27)	(78)	201	(205)

Net loss	$(14,842)	$(42,370)	$(30,222)	$(54,715)

Basic and diluted net loss per common share	$(0.28)	$(0.81)	$(0.58)	$(1.04)

Weighted average number of basic and diluted common shares outstanding	52,332	52,426	52,239	52,424

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	June 30, 2005

Cash and cash equivalents	$11,178	$46,841
Marketable securities	72,171	9,498
Accounts receivable and other current assets	2,097	2,093
Net fixed assets	64,538	43,670
Inventory and other long term assets	4,323	1,524

Total assets	$154,307	$103,626

Current liabilities	$9,039	$10,169
Long-term liabilities	33,095	35,874
Total stockholders’ equity	112,173	57,583

Total liabilities and stockholders’ equity	$154,307	$103,626